Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 16, 2013, except for Note 15, to which the date is October 23, 2013, in the Registration Statement (Form S-1) and related Prospectus of DTLR Holding, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Baltimore, Maryland
October 31, 2013